FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER 2013 RESULTS

Record Fourth Quarter and Annual Revenues

Toronto, March 4, 2014 - SunOpta Inc. (“SunOpta” or the “Company”) (NASDAQ:STKL) (TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for the fourth quarter and year ended December 28, 2013. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fourth Quarter 2013 Highlights

  Record fourth quarter revenues of $285.2 million, an increase of 5.6%
  Operating income¹ of $5.3 million, or 1.8% of revenues
  EBITDA¹ of $11.3 million, or 4.0% of revenues
  Adjusted earnings from continuing operations¹ of $1.9 million, or $0.03 per diluted common share
  GAAP loss per common share of $0.02 or $1.3 million, after accounting for a loss contingency associated with previously announced customer initiated voluntary product recall

Fiscal Year 2013 Highlights

  Record annual revenues of $1,181.9 million, an increase of 8.3%
  Operating income¹ of $39.1 million, or 3.3% of revenues
  EBITDA¹ of $61.5 million, or 5.2% of revenues
  Adjusted earnings from continuing operations¹ of $19.0 million, or $0.28 per diluted common share
  GAAP loss per common share from continuing operations of $0.12 or $8.2 million, after accounting for non-cash impairment charges associated with non-core investments in Opta Minerals Inc. and Mascoma Corporation, as well as a loss contingency associated with a previously announced customer initiated voluntary product recall

  (all comparisons above are to the fourth quarter and year ended December 29, 2012 respectively)

“Fiscal 2013 was a transformational year for SunOpta, marked by a significant operational realignment, changes in leadership, and a re-positioned go-to-market strategy to better position our Company for sustainable long-term growth,” commented Steve Bromley, Chief Executive Officer of SunOpta. “Our operating income and EBITDA for the fourth quarter are consistent with our preliminary expectations which were previously announced. Although our results for the fourth quarter were disappointing, and some of the operational challenges will continue into the first quarter of 2014, our management team is pleased that our internal re-alignment is now complete and feel the Company is better positioned to capitalize on the strong growth trends in the natural and organic foods industry. Our management team remains focused on our three core strategies of becoming a pure-play natural and organic foods company, growing our value-added consumer products and ingredients portfolio, and leveraging our integrated platform in support of our long-term financial targets.”

Fourth Quarter 2013 Results

Revenues increased 5.6% to a record $285.2 million compared to $270.1 million in the fourth quarter of 2012. The increase in consolidated revenues was driven by continued growth in consumer packaged categories and increased demand for organic raw materials, which more than offset the effect of lower commodity prices. Excluding the impact of a number of factors including commodity, currency and product rationalizations, consolidated revenues increased approximately 10% and SunOpta Foods revenues increased approximately 12% versus the prior year.

During the fourth quarter, the Company's Allentown pouch facility experienced downtime and costs associated with a previously announced customer initiated voluntary product recall, including delays in shipment of finished product in November and December. As the recall is still under investigation, the Company cannot be reasonably assured that certain receivable balances will be collected or that unshipped finished product inventory will be delivered. As a result the Company recognized a loss contingency during the fourth quarter in the amount of $5.2 million, or $3.2 million after tax which equates to approximately $0.05 per diluted share. The Company continues to supply finished product to the customer from its Allentown and west coast operations.

Operating income¹ was $5.3 million, or 1.8% of revenues, compared to $7.2 million, or 2.6% of revenues in 2012. Operating income in the fourth quarter was driven by positive results in core integrated aseptic beverage, value-added ingredients and internationally sourced raw materials operations. These were offset by downtime and costs associated with the aforementioned customer initiated voluntary product recall, delays in the expansion of the Company’s premium juice facility, costs related to the rationalization of certain consumer product lines, costs related to the internal realignment, and margin challenges on domestic raw materials due primarily to the transition to lower new crop pricing and continued cyclical weakness at Opta Minerals.

The Company reported a loss from continuing operations of $1.3 million, or $0.02 per common share, compared to earnings from continuing operations of $4.3 million, or $0.06 per diluted common share for the fourth quarter of 2012. Included in the results for the fourth quarter were other expenses related to the product recall of approximately $3.2 million after tax, or $0.05 per diluted common share. Excluding the other expense items, adjusted earnings from continuing operations¹ in the fourth quarter of 2013 were $1.9 million, or $0.03 per diluted common share. In addition, earnings for the fourth quarter include the impact of approximately $4.6 million in pre-tax costs related to downtime stemming from the aforementioned customer initiated voluntary product recall, and other expansion, rationalization and realignment costs, or approximately $2.8 million after tax and minority interest.

EBITDA¹ was $11.3 million compared to $12.4 million during the fourth quarter of 2012.

Fiscal Year 2013 Results

Revenues increased 8.3% to a record $1,181.9 million compared to $1,091.1 million in fiscal 2012. These record revenues are indicative of continued strong demand in healthy foods categories, combined with the execution of the Company’s growth strategies. Excluding the impact of a number of factors including commodity, currency, acquisitions and product rationalizations, consolidated revenues increased approximately 7% and SunOpta Foods revenues increased approximately 9% versus the prior year.

Operating income¹ was $39.1 million, or 3.3% of revenues, as compared to $47.0 million, or 4.3% of revenues, in fiscal 2012. Operating earnings for the full year were driven by improved results within the Company’s core aseptic beverage, pouch and frozen consumer product offerings, as well as fruit-based ingredients. These were offset by facility start-up and expansion costs, sunflower processing yields, downtime related to the product recall, rationalized consumer product lines and cyclical weakness at Opta Minerals.

The Company incurred a loss from continuing operations of $8.2 million, or $0.12 per common share in fiscal 2013, compared to earnings from continuing operations of $23.0 million, or $0.34 per diluted common share, during fiscal 2012. Included in the results for 2013 were non-cash charges of approximately $23.0 million after tax, or $0.34 per diluted common share, reflecting the write-down of the Company’s non-core investment in Mascoma and goodwill impairment at Opta Minerals. Also included in the results for 2013 were other expenses related to the aforementioned customer initiated product recall, severance, and long-lived asset write-downs. In aggregate, these other expense items amounted to a charge to earnings of $4.1 million after tax or $0.06 per diluted common share. After excluding these items, adjusted earnings from continuing operations¹ in fiscal 2013 were $19.0 million, or $0.28 per diluted common share. In addition, fiscal 2013 earnings include the impact of approximately $9.2 million in pre-tax costs related to downtime stemming from the product recall, startup, expansion, rationalization, integration and realignment costs, or approximately $5.6 million after-tax and minority interest.

EBITDA¹ was $61.5 million as compared to $67.2 million in fiscal 2012.

Balance Sheet

The Company’s balance sheet remains strong and at December 28, 2013 reflecting a net debt to equity ratio of 0.56 to 1.00. At December 28, 2013, the Company had total debt outstanding of $190.9 million, net debt of $182.3 million, total assets of $705.9 million, shareholders’ equity of $325.3 million and a net book value of $4.89 per outstanding share.

Conference Call

The Company plans to host a conference call at 10:00 A.M. Eastern Time on Wednesday, March 5, 2014 to discuss the results for the fourth quarter of 2013 and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at the Company’s website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number (877) 312-9198 or international dial-in number (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company’s website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company’s core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.0% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our strategy to better position the Company for sustainable long-term growth, our positioning to capitalize on growth trends in the natural and organic foods industry and our continued focus on our three core strategies. The terms and phrases “continue”, “positioned”, “becoming”, “growing”, “leveraging” and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer interest in health and wellness, product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization and product development initiatives. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, delayed or unsuccessful product development efforts, potential product recalls, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, potential covenant breaches under our credit facilities and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.

Steve Bromley, CEO
Robert McKeracher, Vice President & CFO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarter and year ended December 28, 2013 and December 29, 2012
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended		Year ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
	$	$	$	$

Revenues	285,211	270,089	1,181,929	1,091,064

Cost of goods sold	256,679	241,107	1,050,681	957,327

Gross profit	28,532	28,982	131,248	133,737

Selling, general and administrative expenses	22,612	20,967	89,040	82,878
Intangible asset amortization	1,105	1,280	4,733	4,933
Other expense, net	5,250	188	7,049	2,194
Goodwill impairment	-	-	3,552	-
Foreign exchange gain	(455)	(417)	(1,607)	(1,046)

Earnings from continuing operations before the following	20	6,964	28,481	44,778

Interest expense, net	1,975	1,853	7,860	9,333
Impairment loss on investment	-	-	21,495	-

Earnings (loss) from continuing operations before income taxes	(1,955)	5,111	(874)	35,445

Provision for (recovery of) income taxes	(796)	632	7,780	10,934

Earnings (loss) from continuing operations	(1,159)	4,479	(8,654)	24,511

Discontinued operations
Earnings (loss) from discontinued operations, net of income taxes	-	(69)	(360)	448
Gain on sale of discontinued operations, net of income taxes	-	132	-	808

Earnings (loss) from discontinued operations, net of income taxes	-	63	(360)	1,256

Earnings (loss)	(1,159)	4,542	(9,014)	25,767

Earnings (loss) attributable to non-controlling interests	122	159	(490)	1,543

Earnings (loss) attributable to SunOpta Inc.	(1,281)	4,383	(8,524)	24,224

Earnings (loss) per share – basic
- from continuing operations	(0.02)	0.07	(0.12)	0.35
- from discontinued operations	-	-	(0.01)	0.02
	(0.02)	0.07	(0.13)	0.37

Earnings (loss) per share – diluted
- from continuing operations	(0.02)	0.06	(0.12)	0.34
- from discontinued operations	-	-	(0.01)	0.02
	(0.02)	0.07	(0.13)	0.36

Weighted-average number of shares outstanding (000s)
- basic	66,489	65,988	66,288	65,898
- diluted	68,518	66,906	67,832	66,611

SunOpta Inc.
Consolidated Balance Sheets
As at December 28, 2013 and December 29, 2012
(Unaudited)
(Expressed in thousands of U.S. dollars)

	December 28, 2013	December 29, 2012
	$	$

ASSETS
Current assets
Cash and cash equivalents	8,537	6,840
Restricted cash	-	6,595
Accounts receivable	109,917	113,314
Inventories	274,286	255,738
Prepaid expenses and other current assets	16,067	20,538
Current income taxes recoverable	6,116	1,814
Deferred income taxes	4,806	2,653
	419,729	407,492

Investment	12,350	33,845
Property, plant and equipment	158,073	140,579
Goodwill	53,673	57,414
Intangible assets	47,991	52,885
Deferred income taxes	12,565	12,879
Other assets	1,554	2,216

	705,935	707,310

LIABILITIES
Current liabilities
Bank indebtedness	141,853	131,061
Accounts payable and accrued liabilities	129,829	128,544
Customer and other deposits	3,408	4,734
Income taxes payable	2,564	4,125
Other current liabilities	2,114	2,660
Current portion of long-term debt	6,354	6,925
Current portion of long-term liabilities	1,034	1,471
	287,156	279,520

Long-term debt	42,654	51,273
Long-term liabilities	3,072	5,544
Deferred income taxes	30,441	27,438
	363,323	363,775

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	186,376	183,027
Additional paid-in capital	19,323	16,855
Retained earnings	116,208	124,732
Accumulated other comprehensive income	3,397	1,537
	325,304	326,151
Non-controlling interests	17,308	17,384
Total equity	342,612	343,535

	705,935	707,310

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarter and year ended December 28, 2013 and December 29, 2012
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Earnings (loss)	(1,159)	4,542	(9,014)	25,767
Earnings (loss) from discontinued operations	-	63	(360)	1,256
Earnings (loss) from continuing operations	(1,159)	4,479	(8,654)	24,511
Items not affecting cash:
Depreciation and amortization	6,056	5,280	22,399	20,226
Deferred income taxes	1,406	(1,096)	1,164	1,981
Stock-based compensation	833	712	3,255	2,753
Unrealized loss (gain) on derivative instruments	(916)	483	1,976	(695)
Goodwill impairment	-	-	3,552	-
Loss on sale of property, plant and equipment	223	51	223	51
Impairment of long-lived assets	-	-	310	-
Impairment loss on investments	-	-	21,495	-
Other	31	(2)	(632)	1,046
Changes in non-cash working capital, net of businesses acquired	(3,581)	(16,917)	(10,428)	(18,838)
Net cash flows from operations - continuing operations	2,893	(7,010)	34,660	31,035
Net cash flows from operations - discontinued operations	-	(55)	(4,608)	(58)
	2,893	(7,065)	30,052	30,977
Investing activities

Purchases of property, plant and equipment	(1,155)	(6,628)	(33,928)	(24,251)
Acquisitions of businesses, net of cash acquired	-	(870)	(3,828)	(30,044)
Payment of contingent consideration	(193)	(89)	(1,267)	(477)
Purchases of intangible assets	(5)	(47)	(182)	(128)
Decrease (increase) in restricted cash	-	(6,595)	6,495	(6,595)
Proceeds from the sale of property, plant and equipment	125	50	125	50
Other	(97)	(352)	(416)	(436)
Net cash flows from investing activities - continuing operations	(1,325)	(14,531)	(33,001)	(61,881)
Net cash flows from investing activities - discontinued operations	-	-	-	12,134
	(1,325)	(14,531)	(33,001)	(49,747)
Financing activities
Increase under line of credit facilities	1,297	19,379	9,151	20,517
Borrowings under long-term debt	-	25,385	486	59,992
Repayment of long-term debt	(1,631)	(20,525)	(7,328)	(55,484)
Financing costs	(8)	(74)	(36)	(2,564)
Proceeds from the issuance of common shares	527	107	2,562	787
Other	(243)	(105)	(340)	(81)
Net cash flows from financing activities - continuing operations	(58)	24,167	4,495	23,167

Foreign exchange gain on cash held in a foreign currency	208	82	151	65
Increase in cash and cash equivalents in the period	1,718	2,653	1,697	4,462

Cash and cash equivalents - beginning of the period	6,819	4,187	6,840	2,378
Cash and cash equivalents - end of the period	8,537	6,840	8,537	6,840

SunOpta Inc.
Segmented Information
For the quarter and year ended December 28, 2013 and December 29, 2012
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
	$	$	$	$
Segment revenues from external customers:
Global Sourcing and Supply	123,996	119,122	529,888	499,454
Value Added Ingredients	32,526	30,720	131,157	123,551
Consumer Products	95,868	86,122	379,449	341,408
SunOpta Foods	252,390	235,964	1,040,494	964,413
Opta Minerals	32,821	34,125	141,435	126,651
Total segment revenues from external customers	285,211	270,089	1,181,929	1,091,064

Segment operating income (loss):
Global Sourcing and Supply	748	(77)	7,622	14,137
Value Added Ingredients	1,916	1,748	7,895	7,975
Consumer Products	3,739	4,817	25,224	20,799
SunOpta Foods	6,403	6,488	40,741	42,911
Opta Minerals	1,661	1,884	6,731	10,062
Corporate Services	(2,794)	(1,220)	(8,390)	(6,001)
Total segment operating income	5,270	7,152	39,082	46,972

Segment operating income (loss) percentage:
Global Sourcing and Supply	0.6%	(0.1% )	1.4%	2.8%
Value Added Ingredients	5.9%	5.7%	6.0%	6.5%
Consumer Products	3.9%	5.6%	6.6%	6.1%
SunOpta Foods	2.5%	2.7%	3.9%	4.4%
Opta Minerals	5.1%	5.5%	4.8%	7.9%
Total segment operating income	1.8%	2.6%	3.3%	4.3%

(Segment operating income (loss) is defined as "Earnings from continuing operations before the following" excluding the impact of "Other expense, net" and "Goodwill impairment".)

1Non-GAAP Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding Operating Income and Earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results, which are not measures in accordance with GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. The non-GAAP measures of Operating Income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

The Company defines Operating Income as “Earnings from continuing operations before the following” excluding the impact of “Other expense, net” and “Goodwill impairment”; and EBITDA as Operating Income plus depreciation and amortization. The following is a tabular presentation of Operating income and EBITDA, including a reconciliation to GAAP earnings, which the Company believes to be the most directly comparable GAAP financial measure:

	Quarter ended		Year ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
	$	$	$	$
Earnings (loss) from continuing operations	(1,159)	4,479	(8,654)	24,511

Provision for (recovery of) income taxes	(796)	632	7,780	10,934
Interest expense, net	1,975	1,853	7,860	9,333
Other expense, net	5,250	188	7,049	2,194
Goodwill impairment	-	-	3,552	-
Impairment loss on investment	-	-	21,495	-
Total segment operating income	5,270	7,152	39,082	46,972
Depreciation and amortization	6,056	5,280	22,399	20,226
EBITDA	11,326	12,432	61,481	67,198

The Company also reported Adjusted earnings from continuing operations and Adjusted earnings from continuing operations per diluted share for the quarter and year ended December 28, 2013. Adjusted earnings from continuing operations and Adjusted earnings from continuing operations per diluted share are also non-GAAP financial measures. During the quarter and year ended December 28, 2013, the Company recognized specific charges that we do not believe are reflective of normal business operations. We have excluded the impairment loss on our investment in Mascoma, an impairment of goodwill recognized in our Opta Minerals operating segment, as well as loss contingency, severance, facility restructuring and long-lived asset write-downs all reported in “Other expense, net” to arrive at Adjusted earnings from continuing operations and Adjusted earnings from continuing operations per diluted share. The following is a tabular presentation of Adjusted earnings from continuing operations and Adjusted earnings from continuing operations per diluted share, including a reconciliation to GAAP Earnings (loss) attributable to SunOpta Inc. and GAAP Earnings (loss) attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable GAAP financial measures.

Following is a calculation of our Adjusted earnings from continuing operations and Adjusted earnings from continuing operations per diluted share for the quarter and year ended December 28, 2013.

	Quarter ended	Adjusted
	December 28,	earnings per
	2013	diluted share
	$	$
Loss attributable to SunOpta Inc.	(1,281)	(0.02)
Adjusted for:
Other expense, net (net of taxes and non-controlling interest of $2,061)	3,189	0.05
Adjusted earnings from continuing operations	1,908	0.03

	Year ended	Adjusted
	December 28,	earnings per
	2013	diluted share
	$	$
Loss attributable to SunOpta Inc.	(8,524)	(0.13)
Loss from discontinued operations, net of taxes	(360)	(0.01)
Loss from continuing operations attributable to SunOpta Inc.	(8,164)	(0.12)
Adjusted for:
Impairment loss on Mascoma investment (net of tax of $nil)	21,495	0.32
Goodwill impairment (net of taxes of $1,252 and non-controlling interest of $780)	1,520	0.02
Other expense, net (net of taxes of $2,644 and non-controlling interest of $266)	4,139	0.06
Adjusted earnings from continuing operations	18,990	0.28